Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.01

•	Advisory revenues of $48.5 million, down 40% compared to prior year’s first quarter due to fewer large transaction closings

•	Total revenues, as well as cost ratios, profit margin and pre-tax earnings, negatively impacted by an investment loss of $4.9 million on our last remaining significant principal investment

•	Repurchased 323,190 shares of our common stock equivalents during the quarter

•	Recruited additional Managing Director for our São Paulo office

•	Recruited Managing Director who will serve as our Chief Legal Officer

NEW YORK, April 23, 2014 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $43.6 million, net income allocated to common stockholders of $0.2 million and diluted earnings per share of $0.01 for the three months ended March 31, 2014.

The Firm’s first quarter 2014 total revenues compare to total revenues of $79.5 million for the first quarter of 2013, which represents a decrease of $35.9 million, or 45%. Advisory revenues for the quarter were $48.5 million compared to $81.4 million for the first quarter of 2013. Investment revenues for the first quarter of 2014 were negative $4.9 million compared to negative $1.9 million in the first quarter of 2013.

The Firm’s first quarter 2014 net income allocated to common stockholders and diluted earnings per share compare to net income allocated to common stockholders of $13.6 million and diluted earnings per share of $0.45 for the first quarter of 2013.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our first quarter advisory revenues suffered from a reduced number of large transaction completions, and our financial results were also impacted by an unexpected loss on our last remaining significant principal investment. Notwithstanding the slow start to revenue for the year, both market data and our own level of client activity suggest that the long awaited rebound in transaction activity, both in the U.S. and Europe, may finally be beginning. Specifically for our Firm, in the year to date we have seen a substantial increase in client activity, such that we expect a strong rebound in revenue and the achievement for the full year of metrics relating to revenue productivity, profitability and return of capital to shareholders consistent with our historic performance,” Robert F. Greenhill, Chairman, said.

“In the decade since our IPO, we have seen an increasing shift of advisory business away from the large banks toward independent firms like Greenhill, and all indications internally and more broadly in the market suggest that trend remains firmly in place. Among our independent firm peers, our Firm has consistently over that decade distinguished itself in several respects: generating the highest revenue productivity per employee, maintaining a disciplined cost structure, achieving the highest GAAP profit margin, paying a more generous dividend, and avoiding any dilution of shareholders by maintaining a flat share count. While our history has shown that advisory revenues, and thus our cost ratios and margins, can vary widely in any given quarter depending on the size and timing of transaction completions, on an annual basis our profitability has been consistently strong and we have returned significant capital to shareholders. Our pipeline of current assignments is such that we expect a rebound to satisfactory full year results, just as has happened in the past when we have experienced an unusually quiet quarter with few large transaction closings. Another hallmark of our Firm has been growth in market share, demonstrated by the fact that our share of the global pool of advisory fees has grown for five consecutive years and even more over our 18 year history. We expect to see continued market share gains over the years to come, driven in particular by continued development of our industry sector coverage teams, a rebound in European activity from several quiet years, a rebound in Australian activity which fell after outperforming other regions during the financial crisis, continued growth in our capital advisory (or fund placement) business, and the development of a significant business in Brazil, where our new and growing team is receiving a positive reception from prospective clients,” Scott L. Bok, Chief Executive Officer, commented.

During the first quarter of 2014, the number of completed transactions globally fell by 11% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) rose by 1%. The figure for the volume of completed transactions was favorably impacted by a single transaction that constituted nearly a quarter of the total completed transaction volume globally. The number of announced transactions globally fell by 1% in the first quarter of 2014 versus the same period in the prior year, while the volume of announced transactions rose by 51%, with a single transaction constituting 18% of total announced transaction volume globally.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of April 20, 2014.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods ended March 31, 2014 and 2013, respectively:

	For the Three Months Ended
	March 31, 2014		March 31, 2013
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$48.5	111%	$81.4	102%
Investment revenues	(4.9)	(11)%	(1.9)	(2)%

Total revenues	$43.6	100%	$79.5	100%

Advisory Revenues

For the three months ended March 31, 2014, advisory revenues were $48.5 million compared to $81.4 million in 2013, a decrease of $32.9 million, or 40%. This decrease in our advisory revenues resulted principally from a decline in the size and number of assignments that closed during the quarter and lower retainer fees, offset in part by higher fund placement fees.

Completed assignments in the first quarter of 2014 included:

•	the sale of Clariant International Ltd’s Detergents & Intermediates business to International Chemical Investors Group;

•	the combination of Crosstex Energy, Inc. and Crosstex Energy, L.P. with substantially all of Devon Energy Corporation’s U.S. midstream assets to create EnLink Midstream, LLC and EnLink Midstream Partners, LP;

•	the sale of Catalyst Investment Managers’ portfolio company Global Television to NEP Inc.;

•	the sale of a portfolio of properties by Grainger plc to Clifden Holdings Limited;

•	the comprehensive balance sheet restructuring of Hibu Plc (formerly Yell Group plc);

•	the representation of the Independent Committee of the Board of Directors of ING US, Inc. on the repurchase of shares from ING Groep N.V.;

•	the sale of Macquarie Group’s stake in Regis Aged Care Pty Limited to the majority and founding shareholders of Regis; and

•	the representation of Thiele Kaolin Company on a leverage recapitalization and repurchase of a 40% stock interest from Stora Enso Oyj.

During the first quarter of 2014, our Capital Advisory Group served as global placement agent on behalf of private equity and real estate funds for two final closings and five interim closings of limited partnership interests in such funds.

In the first quarter, the Firm announced the recruitment of Rodrigo Mello (former Managing Director at Goldman Sachs) who joined as a Managing Director in our São Paulo office, where he will broaden our Brazilian team, particularly in sectors such as financial services and consumer and retail.

Additionally, Patricia Moran joined the Firm in New York as a Managing Director and Chief Legal Officer. Prior to joining the Firm, Ms. Moran was a partner at Skadden, Arps, Slate, Meagher & Flom, where she focused on mergers and acquisitions, private equity, restructurings, corporate governance, and securities law matters.

Investment Revenues

For the first quarter of 2014, the Firm recorded an investment loss of $4.9 million compared to an investment loss of $1.9 million in the first quarter of 2013. The investment loss in the first quarter of 2014 resulted principally from an unrealized loss of $5.2 million related to our interest in a portfolio company held in our previously sponsored merchant banking fund, GCP II, pursuant to information provided by the management of the fund. In the first quarter of 2013, the Firm’s investment loss principally resulted from a decline in the quoted market value of our previous investment in Iridium Communications, Inc.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended March 31,
	2014	2013
	(in millions, unaudited)
Net realized and unrealized gain (loss) in Iridium	$—	$(2.1)
Net realized and unrealized gains (losses) on investments in merchant banking funds	(5.2)	—
Interest income	0.3	0.2

Total investment revenues	$(4.9)	$(1.9)

At March 31, 2014, our remaining investments consisted of a diverse group of small investments held in previously sponsored and other merchant banking funds, which in aggregate had an estimated fair value of $6.3 million. The remaining merchant banking fund investments are expected to be liquidated in several small steps over the next few years as the relevant fund managers seek to realize value from each underlying investment. The Firm has no remaining commitments to make principal investments, and it does not intend to make any going forward.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2014 were $43.2 million, which compared to $57.9 million of total operating expenses for the first quarter of 2013. This represents a decrease in total operating expenses of $14.7 million, or 25%, and resulted from decreases in both our compensation and benefits expenses and our non-compensation expenses as described in more detail below.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended March 31,
	2014	2013
	(in millions, unaudited)
Employee compensation and benefits expense	$28.8	$42.2
% of revenues	66%	53%
Non-compensation expense	14.4	15.7
% of revenues	33%	20%
Total operating expense	43.2	57.9
% of revenues	99%	73%
Total income before tax	0.4	21.7
Pre-tax profit margin	1%	27%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2014 were $28.8 million, which reflected a 66% ratio of compensation to revenues. This amount compared to $42.2 million for the first quarter of 2013, which reflected a 53% ratio of compensation to revenues. The decrease of $13.4 million, or 32%, resulted from both a lower cash bonus accrual and reduced amortization of restricted stock units due to higher forfeitures of unvested restricted stock. The increase in the ratio of compensation to revenues in the first quarter of 2014 as compared to the same period in 2013 resulted from the effect of lower compensation costs spread over significantly lower revenues. It is our expectation that in future quarterly periods our ratio of compensation to revenues will reduce the full year rate to a rate consistent with our history, while our compensation expense will increase in absolute dollar terms.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $14.4 million in the first quarter of 2014 compared to $15.7 million in the first quarter of 2013, reflecting a decrease of $1.3 million, or 8%. The decrease in non-compensation expenses principally resulted from the benefit of lower amortization of the Australian intangible assets, which were fully amortized in the first quarter of 2013, and slightly lower travel and other general operating costs.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2014 were 33% compared to 20% for the same period in 2013. The increase in non-compensation expenses as a percentage of revenues resulted principally from the spreading of lower costs over significantly lower revenues earned during the first quarter of 2014 as compared to the same period in 2013.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the first quarter of 2014, the Firm recognized an income tax expense of $0.1 million, which reflected an effective tax rate of 35%. This compared to a provision for income taxes in the first quarter of 2013 of $8.1 million, which reflected an effective tax rate of 37%. The decrease in the provision for income taxes in the first quarter of 2014 as compared to the same period in the prior year was attributable to lower pre-tax income. The lower effective tax rate principally resulted from the generation of a greater proportion of earnings from foreign jurisdictions, which are generally taxed at lower rates than the United States.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2014, we had cash of $36.5 million, investments of $6.3 million and short-term debt of $36.3 million.

During the first quarter, the Firm repurchased 323,190 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $52.06 per share, for a total cost of $16.8 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on June 18, 2014 to common stockholders of record on June 4, 2014.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, April 23, 2014, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s first quarter 2014 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 3125875. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10044286. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2013. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2014	2013
Revenues
Advisory revenues	$48,455	$81,447
Investment revenues	(4,886)	(1,856)

Total revenues	43,569	79,591
Expenses
Employee compensation and benefits	28,843	42,183
Occupancy and equipment rental	4,314	4,320
Depreciation and amortization	813	1,727
Information services	2,029	2,065
Professional fees	1,178	1,114
Travel related expenses	3,016	3,244
Interest expense	265	281
Other operating expenses	2,747	2,984

Total expenses	43,205	57,918
Income before taxes	364	21,673
Income tax provision	126	8,055

Consolidated net income	238	13,618
Less: Net income allocated to noncontrolling interests	—	—

Net income allocated to common stockholders	$238	$13,618

Average shares outstanding:
Basic	30,061,596	30,171,840
Diluted	30,167,907	30,260,963
Earnings per share:
Basic	$0.01	$0.45
Diluted	$0.01	$0.45
Dividends declared and paid per share	$0.45	$0.45